Exhibit 10.1

3000 John Deere Road, Toano, VA 23168 Phone: (757) 566-7473 ● Fax (757) 259-7293 www.lumberliquidators.com

November 7, 2016

Mr. Dennis R. Knowles

RE:	Offer letter

Dear Dennis:

On behalf of the Board of Directors of Lumber Liquidators, I am pleased to offer you the position of Chief Executive Officer of Lumber Liquidators Holdings, Inc. (“Lumber Liquidators” or the “Company”). The details of the offer are as follows:

•	Title: Chief Executive Officer

•	Location: Toano, Virginia

•	Effective Date: November 9, 2016

•	Terms: All terms of your Offer Letter of Employment dated February 23, 2016 shall remain in full force and effect except as modified as set out below, which terms shall become effective as of the Effective Date.

•	Annual Base Salary: $625,000.00

•	Incentive Plan: You will be eligible to participate in the Annual Bonus Plan for Executive Management (the “Bonus Plan”). Your 100% target payout under the Bonus Plan will be equal to 100% of your annual base salary, with the opportunity to earn a maximum of 200% of your payout based on Lumber Liquidators’ performance against certain financial objectives.

•	Equity Grants: The issuance of any additional equity grants will be reviewed by the Compensation Committee of the Board of Directors during the Q1 2017 review process for equity grants. Any such grants shall be at the sole discretion of the Board of Directors.

•	In your role as CEO, the Board of Directors will consider appointing you to join the Board, subject to required approvals, at the effective time of the current CEO’s resignation from the Board. Should you serve on the Board, in accordance with the Corporate Governance Guidelines and Article III, Section 4 of the Company’s Bylaws, you agree to promptly tender your resignation from the Board in the event that you are no longer serving as the Company’s CEO.

If you have questions regarding any of the above, please feel free to contact me.

Congratulations on your new role. We look forward to working with you to further our success.

Sincerely,

/s/ Nancy M. Taylor

Nancy M. Taylor

Chairperson

ACKNOWLEDGEMENT and AGREEMENT:  As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents.  I agree that should I terminate employment with Lumber Liquidators or if my employment is terminated for cause, in addition to other remedies available to Lumber Liquidators, any monies owed for reimbursement of expenses or other sums pursuant to this letter or the Offer Letter dated February 23, 2016 may be deducted from any amounts owing to me.

Signature:	/s/ Dennis R. Knowles	Date:	November 7, 2016
Dennis R. Knowles

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